EX-99.B-77G
                      WADDELL & REED ADVISORS FUNDS, INC.

SUB-ITEM 77G(a):  Defaults on senior securities

    Waddell & Reed Advisors Funds, Inc.  Bond Fund

1.  Reliance Group Holdings
$150,000 9.00% Senior Notes
due 11/15/00
CUSIP 759464AG5
This is a monetary default of interest as well as maturity
Default date is 12/14/00
Amount of default per $1,000 face amount is $1,045
Total amount of default is $156,750

2.  Federal Mogul Corporation
$1,000,000 7.75% Notes
due 07/01/06
CUSIP 313549AL1
This is a monetary default
Default date is 1/30/02
Amount of default per $1,000 face amount is $775
Total amount of default is $77,500